UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 13, 2012

PROSPECT GLOBAL RESOURCES INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54438	26-3024783
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1621 18th Street
Suite 260
Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

(303) 990-8444

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02              Unregistered Sales of Equity Securities.

On May 30, 2012, we issued a warrant to purchase 5,605,834 shares of our common stock for $4.25 per share to The Karlsson Group (the “Warrant”), which was as filed as Exhibit 4.1 to our Current Report on Form 8-K filed on June 4, 2012 (the “Original Current Report”).  The Warrant filed with the Original Current Report inadvertently contained a typographical error.  The correction to the Warrant does not require a correction to the Original Current Report; however, we have attached a corrected version of the Warrant hereto as Exhibit 4.1.

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

Brian W. Wallace will become our executive vice president and chief operating officer on August 15, 2012.  Since February 2008 he has worked for Incitec Pivot, Limited, first as vice president, strategy, and since June 2008 as president of its operating division, Dyno Nobel Americas.  Incitec Pivot is a multinational supplier of fertilizer and explosives products and services based in Melbourne, Australia, and Dyno Nobel Americas is a provider of explosive products and services to the mining, quarrying, construction and seismic exploration industries based in Salt Lake City, Utah.  Mr. Wallace has full management responsibility for Dyno Nobel Americas, which has 3,000 employees and had annual sales of $1.2 billion in 2011.  From 2001 to February 2008 he worked in various capacities at Orica Limited, a global chemicals manufacturer supplying the mining/resources sectors based in Melbourne, Australia.  Among other strategic roles, Mr. Wallace was responsible for designing and implementing retention strategies for the company’s top global customers.  He holds BS and Masters degrees in chemistry from the University of Natal and an MBA from the University of the Witwatersrand, both in South Africa, and he completed the Advanced Management Program at Harvard University in 2005.  Mr. Wallace served as chairman of the Institute of Makers of Explosives in 2010 and 2011.

Mr. Wallace has an at will employment agreement with us effective August 15, 2012. Pursuant to the terms of his employment agreement, he will receive a base salary of $450,000 per year and is expected to receive no later than November 15, 2012 options to purchase 1,000,000 shares of our common stock exercisable at fair market value at the time of grant.  500,000 of the options will be vested on the grant date, 250,000 options will vest on August 15, 2013 and 250,000 options will vest on August 15, 2014.  The options will vest immediately upon a change of control or if Mr. Wallace’s services as chief operating officer are terminated by us other than for cause or by Mr. Wallace for good reason.  Mr. Wallace is eligible for an annual cash bonus based on performance goals established by the compensation committee of the board of directors in a maximum amount of 120% of base salary.  A copy of his employment agreement is attached hereto as Exhibit 10.1.

On June 13, 2012, Patrick L. Avery entered into a second amended and restated employment agreement with us.  Pursuant to the terms of this second amended and restated employment agreement, Mr. Avery’s base salary was increased to $480,000 per year effective as of June 1, 2012, and his target bonus was changed to 120% of base salary.  A copy of the second amended and restated employment agreement is attached hereto as Exhibit 10.2.

On June 13, 2012, Wayne Rich entered into an amended and restated employment agreement with us.  This amended and restated employment agreement does not affect Mr. Rich’s compensation.  A copy of the amended and restated employment agreement is attached hereto as Exhibit 10.3.

Item 9.01              Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Identification of Exhibits
4.1	Warrant to purchase common stock issued to The Karlsson Group
10.1	Employment Agreement with Brian W. Wallace
10.2	Second Amended and Restated Employment Agreement with Patrick L. Avery
10.3	Amended and Restated Employment Agreement with Wayne Rich

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROSPECT GLOBAL RESOURCES INC.

	By:	/s/ Wayne Rich
Date: June 18, 2012		Chief Financial Officer